Exhibit 99.1

FOR IMMEDIATE RELEASE March 10, 2008 Investor Contact: Mark Barnett 614-249-8437 barnetj5@nationwide.com Media Contact: Jeff Botti 614-249-6339 bottij@nationwide.com

Nationwide Financial Receives Proposal From Parent

Company To Acquire NFS Publicly Traded Shares

Columbus, Ohio (March 10, 2008) — Nationwide Financial Services, Inc. (NYSE: NFS) today announced that it has received a proposal from Nationwide Mutual Insurance Company, Nationwide Mutual Fire Insurance Company and Nationwide Corporation (referred to collectively as “Nationwide Mutual”), to acquire by merger all of the outstanding publicly held Class A shares of common stock of NFS for $47.20 per share in cash.

As of December 31, 2007, NFS had 46.7 million shares of Class A common stock outstanding, representing 33.7% equity ownership in NFS and 4.8% of the combined voting power of the shareholders of NFS.

Nationwide Mutual owns all of the outstanding shares of NFS Class B common stock, which represents the remaining 66.3% equity ownership in NFS and 95.2% of the combined voting power of the shareholders of NFS.

The NFS Board of Directors has appointed a Special Committee of the Board, comprised entirely of independent, non-affiliated directors, to consider the proposal. The Special Committee has retained Sidley Austin LLP as its legal advisor and Lazard as its financial advisor. The Special Committee will respond to the proposal in due course after it has had an opportunity to fully review and evaluate its terms.

Because there can be no assurances that any transaction will be consummated, or on what terms, NFS shareholders need not take any action with respect to the Nationwide Mutual proposal at this time.

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Investments Retirement Insurance	nationwide.com	One Nationwide Plaza Columbus, OH 43215-2220

About Nationwide Financial®

Nationwide Financial Services, Inc. (NYSE: NFS), a publicly traded company based in Columbus, Ohio, provides a variety of financial services that help consumers invest1 and protect their long-term assets, and offers retirement plans and services through both public- and private-sector employers.

It’s part of the Nationwide group of companies, which offers diversified insurance and financial services. The group is led by Nationwide Mutual Insurance Company, which is ranked No. 104 on the Fortune 500 based on 2006 revenue.2 To obtain investor materials, including the Company’s Annual Report to Shareholders, 2007 Annual Report on Form 10-K, quarterly statistical supplements and other corporate announcements, please visit the investor relations section of the Company’s Web site at www.nationwide.com.

Nationwide, Nationwide Financial, the Nationwide Framemark and On Your Side are federally registered service marks of Nationwide Mutual Insurance Company.

03.10.08

[1]

Nationwide Investment Services Corporation, member FINRA. In MI only: Nationwide Investment Svcs. Corporation. Nationwide Mutual Insurance Company and Affiliated Companies, Home Office: Columbus, OH 43215-2220

[2]	Fortune Magazine, April 2007

Investments Retirement Insurance	nationwide.com	One Nationwide Plaza Columbus, OH 43215-2220